Exhibit 10.2

ICG

Amended and Restated

Non-Management Director

Compensation Plan

Effective as of January 1, 2011, the Board of Directors (“Board”) of Internet Capital Group, Inc. (the “Company”) hereby adopts this Amended and Restated Non-Management Director Compensation Plan (this “Plan”). This Plan amends and restates in its entirety the text of the Company’s Amended and Restated Non-Management Director Compensation Plan, dated as of January 1, 2007. The purpose of the Plan is to advance the interests of the Company’s stockholders by providing non-management directors with financial and equity remuneration that allows the Company to attract and retain qualified personnel to serve on the Company’s Board and to align their interests with those of the stockholders.

The Compensation Committee of the Board (the “Compensation Committee”) shall administer the Plan. The Compensation Committee may delegate such administration as it deems appropriate.

1.	Annual Board Retainer

Each non-management director shall receive $60,000 per year, payable $15,000 per quarter, during which such non-management director serves as a member of the Board. Quarterly retainer fees shall be payable, in arrears, on the first business day of each calendar quarter. Payments for service for a portion of a calendar quarter shall be prorated.

2.	Annual Committee Retainers

(a) Each non-management director who serves as Chairperson of the Audit Committee of the Board (the “Audit Committee”) shall receive $25,000 per year, payable $6,250 per quarter, during which such non-management director serves as Chairperson of the Audit Committee, and each other member of the Audit Committee shall receive $13,000 per year, payable $3,375 per quarter, during which such non-management director serves as a member of the Audit Committee.

(b) Each non-management director who serves as Chairperson of the Compensation Committee shall receive $20,000 per year, payable $5,000 per quarter, during which such non-management director serves as Chairperson of the Compensation Committee, and each other member of the Compensation Committee shall receive $11,000 per year, payable $2,750 per quarter, during which such non-management director serves as a member of the Compensation Committee.

(c) Each non-management director who serves as Chairperson of the Nominating and Governance Committee of the Board (the “Nominating and Governance Committee”) shall receive $15,000 per year, payable $3,750 per quarter, during which such non-management director serves as Chairperson of the Nominating and Governance Committee, and each other member of the Nominating and Governance Committee shall receive $8,500 per year, payable $2,125 per quarter, during which such non-management director serves as a member of the Nominating and Governance Committee.

(d) Each non-management director who serves as the lead independent director shall receive $10,000 per year, payable $2,500 per quarter, for the term during which such non-management director serves as the lead independent director.

(e) Quarterly retainer fees shall be payable, in arrears, on the first business day of each calendar quarter. Payments for service for a portion of a calendar quarter shall be prorated.

3.	Initial Equity Grant

Subject to Section 6 hereof, each non-management director shall be granted 25,000 Company stock appreciation rights (“SARs”) at the first regularly scheduled Board meeting held where such non-management director serves as a member of the Board. The SARs will have a base price equal to the fair market value of the Company’s common stock on the date of grant, will vest 25% on each anniversary of the date of grant, provided the non-management director is still a member of the Board, and will have a term of 8 years.

4.	Annual Service Equity Grants

Subject to Section 6 hereof, at the first regularly scheduled meeting of the Board each calendar year, each non-management director shall be granted 7,500 Deferred Stock Units (“DSUs”) for such non-management director’s service on the Board for the forthcoming calendar year; provided; however, that in lieu of all or a portion of an annual DSU grant, a director may elect to receive an equal number of shares of restricted stock in any given year provided that such director has achieved and remains in compliance with the Company’s director stock ownership guidelines. Such election must be made on or before December 31 of the year prior to the grant date of such equity grants. Equity grants made pursuant to this Section 4 will vest on the first anniversary of the date of grant.

5.	Deferred Stock Unit Program

Each non-management director shall be eligible to participate in the Deferred Stock Unit Program administered by the Compensation Committee. Participation entitles the non-management director to receive, in exchange for deferring receipt of all or a portion of such non-management director’s cash fees, a stock award, the receipt of which is deferred until the non-management director terminates service. The stock award will provide each non-management director with the deferred right to receive a number of shares equal to his or her deferred fees divided by the fair market value of a share of the Company’s common stock as of the date on which his or her fees otherwise would have been paid.

6.	Equity Grants

Notwithstanding anything to the contrary in this Plan, all equity grants contemplated by this Plan shall be made on the latest of (a) the date specified above, (b) the date permissible under the Company’s Equity Awards Grant Policy and (c) promptly after the date that the Company has sufficient shares available for grant pursuant to an equity compensation plan approved by stockholders. Additionally, the number of SARs, DSUs and shares of restricted stock set forth above shall be subject to proportionate adjustment in the event of a stock split, reverse stock split, combination, reclassification, stock dividend or other similar event.

7.	Expenses

The Company shall reimburse non-management directors for reasonable, documented out-of-pocket expenses incurred by them related to their attendance at Company meetings and otherwise incurred by them in service to the Company.

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